Exhibit 21.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement of Landsea Homes Corporation on Form S-8 (File Nos. 333-254307) and the inclusion in the Registration Statement of Landsea Homes Corporation on Form S-1 (File No. 333-252569) and/or any prospectus supplement filed thereunder, in each case of our report dated April 19, 2021, with respect to our audit of the consolidated financial statements of Mercedes Premier Homes, LLC d/b/a Vintage Estate Homes which comprise the consolidated balance sheet as of December 31, 2020 and the related consolidated statement of income, members’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements, which report is filed as an exhibit to the Current Report on Form 8-K/A of Landsea Homes Corporation dated July 14, 2021.

/s/ Prince CPA Group

Orlando, Florida

July 14, 2021